Exhibit (h)(1)

ADMINISTRATION AGREEMENT

This ADMINISTRATION AGREEMENT (the “Agreement”) is made and entered into effective as of September 17, 2007 by and among COLUMBIA MANAGEMENT ADVISORS, LLC, a Delaware limited liability company (“CMA”) and, individually and not jointly, each of EXCELSIOR FUNDS, INC., EXCELSIOR TAX-EXEMPT FUNDS, INC. and EXCELSIOR FUNDS TRUST, the first two of which are Maryland corporations and the latter of which is a Delaware statutory trust (each, the “Company”).

WHEREAS, each Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the parties hereto as follows:

1. Appointment. The Company hereby appoints CMA to act as administrator (the “Administrator”) of the Funds, and CMA hereby accepts such appointment and agrees to render such services and duties set forth in Paragraph 3, for the compensation and on the terms herein provided. Absent written notification to the contrary by either the Company or CMA, each new investment portfolio established in the future by the Company shall automatically become a “Fund” for all purposes hereunder as if listed on Schedule A.

2. Delivery of Documents. The Company has furnished CMA with copies properly certified or authenticated of each of the following:

(a) The Company’s registration statement on Form N-1A (the “Registration Statement”) under the Securities Act of 1933, as amended, and under the 1940 Act, as filed with the Securities and Exchange Commission (the “SEC”) relating to the Funds’ shares of beneficial interest (the “Shares”);

(b) The Funds’ most recent prospectus(es); and

(c) The Funds’ most recent statement(s) of additional information.

The Company will furnish CMA from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing. Furthermore, the Company will provide CMA with any other documents that CMA may reasonably request and will notify CMA as soon as possible of any matter materially affecting CMA’s performance of its services under this Agreement.

3. Duties as Administrator. Subject to the supervision and direction of the Board of Trustees/Directors of the Company, CMA, as Administrator, will assist in supervising various aspects of the Company’s administrative operations and undertakes to perform the following specific services from and after the effective date of this Agreement:

(a) Maintain office facilities for the Company (which may be in the offices of CMA or a corporate affiliate);

(b) Furnish clerical services, internal executive and administrative services and stationery and office supplies in connection with the foregoing;

(c) Assist in furnishing statistical and research data and data processing services in connection with the foregoing;

(d) Furnish corporate secretarial services, including assisting in the coordination of the preparation and distribution of materials for Board;

(e) Provide the services by certain persons who may be appointed as officers of the Company by the Board;

(f) Assist in coordinating the provision of legal advice and counsel to the Company with respect to regulatory matters, including monitoring regulatory and legislative developments which may affect the Company and assisting in the strategic response to such developments, counseling and assisting the Company in routine regulatory examinations or investigations of the Company, and working closely with outside counsel to the Company in connection with any litigation in which the Company is involved;

(g) Prepare and file timely the certified final versions of the annual and semi-annual report on Form N-CSR;

(h) Coordinate the preparation and filing of the Funds’ voting records on Form N-PX;

(i) File holdings reports on Form N-Q as required at the end of the first and third fiscal quarters of each year;

(j) Assist in coordinating the preparation of reports to the Company’s shareholders of record and the SEC including, but not necessarily limited to, annual reports and semi-annual reports to shareholders and on Form N-SAR and notices pursuant to Rule 24f-2 under the 1940 Act;

(k) Coordinate with the Company regarding the jurisdictions in which the Shares shall be registered or qualified for sale and, in connection therewith, be responsible for the registration or qualification and the maintenance of such registration or qualification of Shares for sale under the securities laws of any state. If the Administrator pays share registration fees and any fees for qualifying or continuing the qualification of the Company or any Fund as a dealer or broker, the Company or that Fund, respectively, shall reimburse the Administrator;

(l) Assist in the preparation and filing on a timely basis of various reports, registration statements and post-effective amendments thereto, and other documents required by federal, state and other applicable laws and regulations, other than those filed or required to be filed by the Funds’ adviser, sub-advisers, transfer agent, sub-transfer agent or custodian;

(m) Administer the implementation and required distribution of the Company’s privacy policy as required under Regulation S-P;

(n) Implement and maintain a disaster recovery program for the Company’s records, and a business continuity plan;

(o) Assist the Company’s Chief Compliance Officer with issues regarding the Company’s compliance program (as approved by the Board in accordance with Rule 38a-1 under the 1940 Act) as reasonably requested;

(p) Perform certain compliance procedures for the Company which will include, among other matters, monitoring compliance with personal trading guidelines by the Company’s Board;

(q) Assist the Company with its obligations under Section 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rule 30a-2 under the 1940 Act, including the establishment and maintenance of internal controls and procedures that are reasonably designed to ensure that information prepared or maintained in connection with administration services provided hereunder is properly recorded, processed, summarized, or reported by the Administrator or its affiliates on behalf of the Company so that it may be included in financial information certified by Company officers on Form N-CSR and Form N-Q;

(r) Accumulate information for reports to the Company’s shareholders of record and the SEC including, but not necessarily limited to, annual reports and semi-annual reports to shareholders and on Form N-SAR and notices pursuant to Rule 24f-2 under the 1940 Act;

(s) Prepare and file on a timely basis the Company’s tax returns, including foreign, federal, state, local and excise tax returns, as applicable, and any other tax filings, and issue all tax-related information to shareholders, including IRS Form-1099 and other applicable tax forms;

(t) Prepare and file any claims in connection with class actions involving portfolio securities, handle administrative matters in connection with the litigation or settlement of such claims, and prepare a report to the Board regarding such matters;

(u) Obtain and maintain fidelity bond and directors and officers/errors and omissions insurance policies for the Company in accordance with Rules 17g-1 and 17d-1 under the 1940 Act at the expense of the Company and Funds and ensure that such fidelity bonds and any related notices are filed with the SEC as required under the 1940 Act, to the extent such bonds and policies are approved by the Board;

(v) Prepare and furnish to the Company monthly broker security transaction summaries and monthly security transaction listings and (at the Company’s request)

performance information (including yield and total return information) calculated in accordance with applicable U.S. securities laws;

(w) Assist the Company and its agents in their accumulation and preparation of materials for the Board meetings and for regulatory examinations and inspections of the Company, to the extent such materials relate to the services being performed for the Company by CMA;

(x) Coordinate the provisions of services to the Company by other service providers to the Company, including the transfer agent, sub-transfer agent and custodian; and

(y) Generally assist in all aspects of the Company’s operations.

In performing all services under this Agreement, CMA shall: (i) act in conformity with the Company’s organizational documents, the 1940 Act and the rules thereunder, and other applicable laws and regulations, as the same may be amended from time to time, and the Company’s Registration Statement, as such Registration Statement may be amended from time to time; (ii) consult and coordinate with the Company, as necessary and appropriate; and (iii) advise and report to the Company, as necessary or appropriate, with respect to any compliance matters that come to its attention.

In connection with its duties under this Paragraph 3, it is understood and agreed that CMA may, at its own expense, enter into sub-administration agreements with other service providers and the Fund(s), provided that each such service provider agrees with CMA and the Fund(s) to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder.

4. Compensation. CMA shall bear all expenses in connection with the performance of its services under this Agreement, except those enumerated in 4(b) below.

(a) CMA will from time to time employ or associate with such person or persons as CMA may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees of both CMA and the Company. The compensation of such person or persons shall be paid by CMA and no obligation shall be incurred on behalf of the Company in such respect.

(b) CMA shall not be required to pay any of the following expenses incurred by the Company: investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage fees and commissions; taxes and fees payable to federal, state and other governmental agencies; fees of Trustees/Directors of the Company who are not affiliated with CMA; outside auditing expenses, including tax preparation; outside legal expenses; fees of independent pricing services utilized by CMA to value each Fund’s assets; fees of any other service provider to the Company (other than a sub-administrator engaged pursuant to Paragraph 3); litigation and other extraordinary or nonrecurring expenses, or other expenses not specified in this Section 4 which may be properly payable by the

Company and which are approved by the Company’s President, Chief Financial Officer or Treasurer.

(c) The Company will compensate CMA for its services rendered pursuant to this Agreement in accordance with Schedule B. In addition, the Company shall reimburse CMA for certain reasonable out-of pocket distributions made in connection with fulfilling its obligations under the Agreement. The items eligible for reimbursement are set forth on Schedule B.

5. Limitation of Liability; Indemnification.

(a) CMA shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from CMA’s willful misfeasance, bad faith or negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof.

(b) The Company, on behalf of each Fund, will indemnify CMA against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit relating to the particular Fund and not resulting from the willful misfeasance, bad faith or negligence of CMA in the performance of such obligations and duties or by reason of their reckless disregard thereof. CMA will not confess any claim or settle or make any compromise in any instance in which the Company will be asked to provide indemnification, except with the Company’s prior written consent. Any amounts payable by the Company under this Section 5(b) shall be satisfied only against the assets of the Fund involved in the claim, demand, action or suit and not against the assets of any other investment portfolio of the Company.

6. Effective Date; Termination of Agreement.

(a) This Agreement shall become effective September 11, 2007. This Agreement shall remain in full force and effect with respect to such Fund(s) unless terminated pursuant to the provisions of Section 6(b).

(b) This Agreement may be terminated at any time without payment of any penalty, upon 60 days written notice, by vote of the Board of Trustees/Directors of the Company, or by CMA. CMA will cooperate with and assist the Company, its agents and any successor administrator or administrators in any substitution/conversion process.

(c) Sections 5 and 8 shall survive this Agreement’s termination.

7. Amendments. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

8. Confidentiality. All books, records, information and data pertaining to the business of the Company, its prior, present or potential shareholders and CMA’s customers that are exchanged or received pursuant to the performance of CMA’s duties under this Agreement shall remain confidential and shall not be disclosed to any other person, except as specifically authorized by the Company or as may be required by law, and shall not be used for any purpose other than performance of CMA’s responsibilities and duties hereunder.

9. Service to Other Companies or Accounts. The Company acknowledges that CMA now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts, and as distributor, investment adviser, investment sub-adviser and/or administrator to other investment companies or series of investment companies, and the Company has no objection to CMA so acting. The Company further acknowledges that the persons employed by CMA to assist in the performance of their duties under this Agreement may not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of CMA or any affiliate of CMA to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

10. Miscellaneous.

(a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Company or CMA shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To the Company:

EXCELSIOR FUNDS

One Financial Center

Boston, MA 02111

Attention: Secretary

To CMA:

COLUMBIA MANAGEMENT ADVISORS, LLC

100 Federal Street

Boston, MA 02110

Attention: President

(b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other parties.

(c) This Agreement shall be construed in accordance with the laws of the State of Delaware.

(d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

(e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(f) This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

COLUMBIA MANAGEMENT ADVISORS, LLC

By:	/s/ Christopher L. Wilson
Name:	Christopher L. Wilson
Title:	Managing Director

EXCELSIOR FUNDS, INC.
EXCELSIOR TAX-EXEMPT FUNDS, INC.
EXCELSIOR FUNDS TRUST
Each in its own capacity and on behalf of its Funds

By:	/s/ J. Kevin Connaughton
Name:	J. Kevin Connaughton
Title:	Senior Vice President, Chief Financial Officer and Treasurer

SCHEDULE A

Blended Equity Fund

California Short-Intermediate Term Tax-Exempt Income Fund

Core Bond Fund

Emerging Markets Fund

Energy and Natural Resources Fund

Equity Income Fund

Equity Opportunities Fund

Government Money Fund

High Yield Fund

Intermediate-Term Bond Fund

Intermediate-Term Tax-Exempt Fund

International Equity Fund

International Fund

Large Cap Growth Fund

Long-Term Tax-Exempt Fund

Mid Cap Value and Restructuring Fund

Money Fund

New York Intermediate-Term Tax-Exempt Fund

New York Tax-Exempt Money Fund

Pacific/Asia Fund

Real Estate Fund

Short-Term Government Securities Fund

Short-Term Tax-Exempt Securities Fund

Small Cap Fund

Tax-Exempt Money Fund

Treasury Money Fund

Value and Restructuring Fund

SCHEDULE B

For services rendered pursuant to this Agreement, the Company will pay CMA, an administration fee, computed daily and payable monthly:

(i) For each Fund listed on Schedule A except the Excelsior International Equity Fund, a series of Excelsior Funds Trust; and each of Excelsior Pacific/Asia Fund and Excelsior Emerging Markets Fund, each a series of Excelsior Funds, Inc. (collectively, the “International Funds”):

Average daily net assets of the Fund	Annual Fee
First $200 million	0.200%
Next $200 million	0.175%
Over $400 million	0.150%

For the International Funds:

Average daily net assets of the Fund	Annual Fee
All assets	0.200%

less:

(ii) the amount paid by the Fund to CMA pursuant to the Pricing and Bookkeeping Oversight and Services Agreement between each Company and CMA during the period; and

less:

(iii) any amount paid by the Fund to State Street Bank and Trust Company (“State Street”) for its services under the accounting services agreement and financial reporting services agreement, each dated September 17th, 2007, between each Company, CMA and State Street.

In addition to the asset-based fee set forth above, each Company shall reimburse CMA and any sub-administrator engaged pursuant to Paragraph 3 for certain reasonable out-of-pocket expenses incurred by them in connection with the performance of their respective duties hereunder. Reimbursable out-of-pocket expenses shall include the following: reasonable costs associated with postage (including overnight services), telephone, telecommunications (including facsimiles), duplicating, pricing services, and forms and supplies and such other out-of-pocket expenses as the parties may agree to from time to time.

Current as of the 17th day of September, 2007.